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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                           FORM 8-K CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                              February 19, 2002
               Date of Report (Date of earliest event reported)

                       Commission File Number 000-23177


                            TRAVELOCITY.COM INC.
           (Exact name of Registrant as specified in its charter)


            Delaware                                           75-2855109
(State or other jurisdiction of                              (IRS Employer
 incorporation or organization)                          Identification Number)


                            15100 Trinity Boulevard
                            Fort Worth, Texas 76155
              (Address of principal executive offices -- zip code)

      Registrant's telephone number, including area code: (817) 785-8000

      (Former name or former address, if changed since last report): N/A


Item 5. Other Events

    Yesterday Sabre Holdings Corporation ("Sabre"), the beneficial owner of an approximately 70% economic interest in the equity securities of Travelocity.com Inc. ("Travelocity"), indicated its intention to make an unsolicited offer to purchase the shares of Travelocity common stock that Sabre does not already own for $23.00 per share, payable in cash. Sabre intends to launch its formal tender offer on or soon after March 5, 2002.

    The board of directors of Travelocity has formed a special committee, comprised of independent and outside directors, to review and evaluate Sabre's proposal. The committee has retained Salomon Smith Barney as its financial advisor to assist the committee in its review and evaluation. A copy of Travelocity's press release issued today, concerning the Sabre proposal, is attached to this Form 8-K as Exhibit 99.1.

    Investors, Travelocity stockholders, and other interested parties are urged to read the tender offer documents and the solicitation/recommendation statement regarding the tender offer that are expected to be filed with the Securities and Exchange Commission because those documents will contain important information. Investors will be able to receive such documents free of charge at the Securities and Exchange Commission's web site, www.sec.gov, or by contacting Investor Relations at Travelocity at 11500

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Trinity Blvd., Fort Worth, Texas 76155, or by logging on at
www.travelocity.com. Travelocity requests that stockholders defer making a determination whether to accept or reject the contemplated tender offer until they have been advised of Travelocity's position with respect to the contemplated offer.


                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       TRAVELOCITY.COM INC.


Dated: February 19, 2002               By:  /s/ Andrew B. Steinberg
                                          ----------------------------------
                                                Andrew B. Steinberg
                                                Executive Vice President
                                                Administration, General
                                                Counsel and
                                                Corporate Secretary

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Exhibit No.  Description of Exhibit
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   99.1      Press Release dated February 19, 2002
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